Exhibit (6)(d)

BEAUTYKIND, LLC

MEZZANINE LOAN AGREEMENT

THIS MEZZANINE LOAN AGREEMENT (“Agreement”) is made and entered into as of April 7, 2015 by and between Buaite Againn, LLLP, a Wyoming limited liability limited partnership (the “Secured Party”) and BeautyKind, LLC, a Texas limited liability company (the “Debtor”); and acknowledged and agreed to by We-Commerce, LLC, a Texas limited liability company (“Pledgor” or “We-Commerce”) and John H. Davis (“Guarantor”); hereinafter collectively the “Parties” or individually, a “Party”.

WHEREAS, Secured Party wishes to purchase from the Debtor and the Debtor wishes to sell to the Secured Party a secured Promissory Note of the Debtor upon and subject to the provisions, terms, and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Agreement to Lend. Upon the terms and subject to the conditions of this Agreement, and in consideration of the warrants issued by Debtor to the Secured Party pursuant to the Warrant to Purchase Common Units of BeautyKind, LLC (the “Warrant”) issued in connection with the advisory services to be provided by Lender, and the warrant issued to Debtor by Pledgor pursuant to the Warrant to Purchase Common Units of We-Commerce Holdings, LLC (the “Pledgor Warrant”), the Debtor agrees to execute a Promissory Note in the original principal amount of Two Million and NO/100 Dollars ($2,000,000.00), payable to Secured Party, in the form attached hereto as Exhibit A, as may be amended or modified from time to time.

2.          Security. To secure the payment of the Note, promptly when due, and the Debtor’s obligations under this Agreement and the other Loan Documents, the Debtor, Pledgor and Guarantor hereby agree as follows:

(a)	the Debtor agrees to grant to Secured Party a First Priority security interest and blanket lien in and to all of Debtor’s assets, including but not limited to, personal property, cash and accounts, inventory, intellectual property, and technology, pursuant to a First Priority Security Agreement in the form attached as Exhibit B, as may be amended or modified from time to time (the “Security Agreement”);

(b)	Pledgor agrees to grant to Secured Party a First Priority security interest and blanket lien in and to all of Pledgor’s assets, including but not limited to, personal property, cash and accounts, inventory, intellectual property, and technology, pursuant to a First Priority Pledge and Security Agreement in the form attached as Exhibit C, as may be amended or modified from time to time (the “Pledge and Security Agreement”);

(c)	Guarantor agrees to execute a Guaranty Agreement in the form attached as Exhibit D, as may be amended or modified from time to time, whereby Guarantor unconditionally and irrevocably guarantees to Secured Party the punctual payment of the Guaranteed Indebtedness as fully defined therein (the “Guaranty”, and together with this Agreement, the Security Agreement, and the Pledge and Security Agreement, the “Loan Documents”)

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(d)	In the event of a change of control or liquidation event of Debtor, the Note shall be paid prior to any member distributions by Debtor.

3.          Collateral. Secured Party shall have a security interest and blanket lien in and to the assets set forth in the Security Agreement as referenced herein and attached hereto as Exhibit B and the Pledge and Security Agreement as referenced herein and attached hereto as Exhibit C (collectively the

“Collateral”).

4.          Closing; Deliveries; Conditions to Closing. The closing of this Agreement, the Note, Security Agreement, Pledge and Security Agreement and the Guaranty (the “Closing”) shall take place on the date hereof (the “Closing Date”) by simultaneous execution of the Parties. This Agreement, the Note, the Security Agreement, the Pledge and Security Agreement, the Guaranty, the Warrant, and the Pledgor Warrant, and all other agreements, certificates, documents and instruments furnished in connection herewith or therewith at the Closing (the “Loan Documents”) shall be deemed to be delivered simultaneously on the Closing Date and may be delivered by means of an exchange of executed documents by electronic transmission with original manually executed documents to follow by mail or courier service.

4.1         Debtor’s Deliverables. At or prior to the Closing, subject to the terms and conditions hereof, the Debtor shall ensure delivery to the Secured Party of the following:

a.	a duly executed counterpart to this Agreement;

b.	the duly executed Note registered in the name of the Secured Party;

c.	a duly executed counterpart to the Security Agreement by the Debtor;

d.	a duly executed counterpart to the Pledge and Security Agreement by the Pledgor;

e.	the duly executed Guaranty by the Guarantor;

f.	Debtor’s Organizational Documents;

g.	the Warrant; and

h.	the Pledgor Warrant.

4.2          Secured Party Deliverables. At or prior to the Closing, subject to the terms and conditions hereof, the Secured Party shall ensure delivery to the Debtor of the following:

a.          a wire transfer in the amount of $1,000,000.00 to an account designated in writing by the Debtor;

b.	a duly executed counterpart to this Agreement;

c.	a duly executed counterpart to the Security Agreement; and

d.	a duly executed counterpart to the Pledge and Security Agreement.

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4.3	Conditions to Closing. As conditions to the Closing, the Parties agree as follows:

a.          the Debtor and the Pledgor agree to enter into an exclusive services contract;

b.          Pledgor agrees to enter into certain work for hire contracts with Crowd Interactive or other IP vendors; and,

c.          Debtor agrees to enter into and effect such assignments and to execute such other documents as are necessary to assign the source code and certain intellectual property assets to Pledgor, related to or necessary to operate the shared services technology platform to be operated and owned by Pledgor, and to grant to Debtor a non-exclusive right and license to the use of such shared services technology platform specifically limited to, uses related to the beauty industry and Debtor’s operation of beauty industry related business activities.

d.          Debtor agrees that at the Closing and thereafter during the term of the Note, the Board of Managers of Debtor will be comprised of three members who will be John H. Davis, Adil Wali and Neil S. Waterman III.

5.          Use of Proceeds. The Debtor will use the proceeds for the purpose of funding operating costs, of which up to approximately $1,000,000.00 shall be allocated towards customer acquisition, including the Debtor’s unique “Gift Card” program, and additional marketing and development costs of the Debtor.

6.          Representations and Warranties. The Debtor hereby represents and warrants to the Secured Party that the statements contained in this Section 6 are true and correct.

6.1          Organization, Good Standing and Qualification.

a.          The Debtor is duly organized, validly existing and in good standing under the laws of the State of Texas. The Debtor has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. The Debtor has all requisite corporate power and authority to execute and deliver the Loan Documents to which it is a party and to carry out the provisions of this Agreement and the other Loan Documents.

b.          The Debtor is not in violation or default of any term of its certificate of incorporation, bylaws, company operating agreement, or other organizational documents (“Organization Documents”).

c.          The execution, delivery, and performance of this Agreement and the other Loan Documents by the Debtor, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under the Debtor’s Organizational Documents.

6.2          Authorization; Binding Obligations. All corporate action on the part of the Debtor, its officers, directors and stockholders necessary for the authorization of this Agreement and the Loan Documents, the performance of all obligations of the Debtor hereunder and thereunder has been taken. This Agreement and the other Loan Documents have been duly executed and delivered by the Debtor and constitute valid and binding obligations of the Debtor enforceable in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

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6.3          Opening Balance Sheet. Debtor has delivered to Secured Party unaudited opening balance sheet financial statements of Borrower for the year end December 31, 2014. Such balance sheets are true and correct, have been prepared in accordance with commercially acceptable accounting practices, and fairly and accurately present the financial condition of Debtor as of the respective dates indicated therein. Debtor has no material contingent liabilities, liabilities for taxes, material forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements.

6.4          Operation of Business. The Debtor possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted.

6.5          Litigation and Judgments. There is no action, suit, investigation or proceeding before or by any court, governmental authority or arbitrator pending, or to the knowledge of the Debtor, threatened against or affecting the Debtor, Pledgor, or Guarantor. There are no outstanding judgments against the Debtor or any other related party.

6.6          Rights in Properties; Liens. The Debtor has good and marketable title to or valid leasehold interests in its properties and assets, real and personal, including the properties, assets and leasehold interests reflected in Debtor’s financial statements, and none of the properties, assets or leasehold interests of the Debtor is subject to any lien.

6.7         Debt. Debtor is currently debt free. Debtor further agrees that it will not, incur, create, assume or permit to exist any debt, except (a) debt to Secured Party, (b) accounts payable in the ordinary course of business, and (c) Debt arising from the endorsement of instruments for collection in the ordinary course of business.

6.8          Limitation on Liens. Debtor will not incur, create, assume or permit to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (a) liens in favor of Secured Party, and (b) liens of mechanics, materialmen or other similar statutory liens, for which no lien or affidavit claiming a lien has been filed of record, which secure obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established.

6.9          Distributions. Debtor will not declare or pay any distribution while any debt is outstanding to the Secured Party.

7.           Representations and Warranties of the Secured Party. The Secured Party hereby represents and warrants to the Debtor that the statements contained in this Section 7 are true and correct.

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7.1          Requisite Power and Authority. The Secured Party has all necessary power and authority to execute and deliver this Agreement and the other Loan Documents and to carry out their provisions. All action on Secured Party’s part required for the execution and delivery of this Agreement and the other Loan Documents has been taken. Upon its execution and delivery, this Agreement and the other Loan Documents will be valid and binding obligations of Secured Party, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

7.2          Investment Representations. The Secured Party is an “accredited investor” pursuant to Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Secured Party has, either alone or with the assistance of a professional advisor, sufficient knowledge and experience in financial and business matters that the Secured Party believes himself, herself or itself capable of evaluating the merits and risks of the prospective private placement to purchase the Securities, and the suitability of an investment in the Debtor in light of the Secured Party’s financial condition and investment needs, and legal, tax and accounting matters. The Secured Party has relied upon the advice of the Secured Party’s legal counsel and accountants or other legal and financial advisors with respect to legal, tax and other considerations relating to the purchase of Securities hereunder. The Secured Party is not relying upon the Debtor with respect to the economic considerations involved to make an investment decision in the Debtor and the purchase of the Securities

8.           Miscellaneous.

8.1          Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to principles of conflicts of law or choice of law that would cause the substantive laws of any other jurisdiction to apply.

8.2          Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Debtor and the Secured Party. Any amendment or waiver affected in accordance with this Section 8.2 shall be binding upon the Debtor and the Secured Party, and their respective successors and assigns.

8.3          Entire Agreement. This Agreement and the Loan Documents constitute the entire agreement among the parties relative to the specific subject matter hereof and thereof.

8.4          Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by facsimile, receipt confirmed, (ii) on the following business day, if delivered by a reputable nationwide overnight courier service guaranteeing next business day delivery; provided that, notices and other communications sent from or delivered outside of the United States of America shall be sent by a reputable international express courier service and shall be deemed to have been duly given upon delivery to the recipient, and (iii) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid; provided that, notices and other communications sent from or delivered outside of the United States of America by certified or registered mail, return receipt requested, postage prepaid shall be deemed to have been duly given upon delivery to the recipient, in each case, to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

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If to the Secured Party, to it at the following address:

Buaite Againn, LLLP

c/o Élevage Capital Management, LLC, its General Partner

7001 Preston Rd., Suite 400

Dallas, TX 75205

If to the Debtor, to it at the following address:

BeautyKind, LLC

6101 Centinela Avenue Culver City, CA 90230

Attention: Chief Financial Officer

Facsimile: ***

If to the Pledgor, to it at the following address:

We-Commerce Holdings, LLC

6504 Aberdeen Avenue Dallas, TX 75230

Facsimile: ***

If to the Guarantor, to it at the following address:

John H. Davis

6504 Aberdeen Avenue

Dallas, TX 75230

8.5          Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.6          Broker’s Fees. Each party represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.

8.7          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement may be made by means of a facsimile machine or as an attachment in “pdf” or similar format to an electronic mail message.

8.8          Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

8.9          Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

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8.10       Maximum Interest Rate. No provision of this Agreement or of any other Loan Documents shall require the payment or the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any other Loan Documents or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Debtor nor the sureties, guarantors, successors or assigns of Debtor shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. In the event any Secured Party ever receives, collects or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by its Note; and, if the principal of its Note has been paid in full, any remaining excess shall forthwith be paid to Debtor. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Debtor and Secured Party shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate (as defined herein). “Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to Secured Party for the purposes of determining the Maximum Rate, Secured Party may elect to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right Secured Party may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

8.11          No Waiver; Cumulative Remedies. No failure on the part of Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

8.12          Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Secured Party or any closing shall affect the representations and warranties or the right of Secured Party to rely upon them.

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8.13          Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

8.14         WAIVER OF TRIAL BY JURY. DEBTOR AND SECURED PARTY HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY WITH REGARDS TO ANY DISPUTE AND ANY ACTION ON SUCH DISPUTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY DEBTOR AND SECURED PARTY, AND DEBTOR AND SECURED PARTY HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. DEBTOR AND SECURED PARTY ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION HEREOF IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. DEBTOR FURTHER REPRESENTS AND WARRANTS THAT (A) IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR (B) IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND (3) IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. FOR PURPOSES OF THIS SECTION, DISPUTE MEANS ANY CONTROVERSY, CLAIM OR DISPUTE BETWEEN OR AMONG DEBTOR AND SECURED PARTY, INCLUDING ANY SUCH CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO (A) THIS AGREEMENT, (B) ANY OTHER LOAN DOCUMENT, (C) ANY RELATED AGREEMENTS OR INSTRUMENTS, OR (D) THE TRANSACTION CONTEMPLATED HEREIN OR THEREIN (INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED PERSONAL INJURY OR BUSINESS TORT).

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Mezzanine Loan Agreement as of the date set forth in the first paragraph hereof.

BUAITE AGAINN, LLLP

By: Élevage Capital Management, LLC

Its: General Partner

By:
E. Pierce Marshall, Jr., President

BEAUTYKIND, LLC

By:	/s/ Neil S. Waterman, III
Neil S. Waterman, III, authorized representative

WE-COMMERCE HOLDINGS, LLC

By:	/s/ John H. Davis
John H. Davis, Manager

GUARANTOR

/s/ John H. Davis
John H. Davis

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EXHIBIT “A”

PROMISSORY NOTE

Exhibit “A” – Promissory Note

EXHIBIT “B”

SECURITY AGREEMENT

Exhibit “B” – Security Agreement

EXHIBIT “C”

 PLEDGE AND SECURITY AGREEMENT

Exhibit “C” – Pledge and Security Agreement

EXHIBIT “D”

 GUARANTY AGREEMENT

Exhibit “D” – Guaranty Agreement